Exhibit 10.6

January 13, 2004

Dear Mr. Olivié:

     This letter constitutes the entire agreement between American Standard Companies and you regarding the separation of your employment with the Company. Please read this letter carefully, then sign the copy of this Agreement and Release where indicated on the last page and return it to me by February 3, 2004.

1.	Your employment as an officer of the Company and any of its affiliates of which you have been an officer or director will terminate on May 1, 2004 (“Termination Date”) and you will remain on the payroll through May 1, 2004 (at the same Base Salary of $400,000 per annum) even if the Company determines that you do not have to report to the office throughout this time period. Through the Termination Date, your Employment Agreement dated March 2, 2001, revised March 19, 2001 (“Employment Agreement”), shall remain in effect except as modified hereby.

2.	On or about May 1, 2004, in severance payments, you shall receive in a lump sum payment of $1,400,000 less statutory deductions representing an amount equal to two times the sum of your current Base Salary and your Annual Incentive Plan Target award.

3.	On or about May 1, 2004, you will also receive an additional lump sum payment of $350,000, less statutory deductions.

4.	With respect to the Annual Incentive Plan, you will receive the $300,000 award, which you have previously earned with respect to the 2003 Annual Incentive Plan Year, and which you are entitled to thereunder. You will also receive a Long-Term Incentive award in the amount of $520,000 under the Long-Term Incentive Plan, which you have previously earned with respect to the 2001-03 Long-Term Incentive Plan year, and which you are entitled to thereunder. Payments under the foregoing plans will be made at the same time as payments are made to other participants under each plan.

5.	On or about May 1, 2004, you will also be paid a lump sum amount of $208,897, less statutory deductions, as a special retention award payment in accordance with your Employment Agreement.

6.	In consideration of the receipt of the payments described in Sections 1, 2, 3 and 5, you will surrender any and all rights to those stock options granted to you under the American Standard Companies Inc Stock Incentive Plan and the American Standard Companies Inc. 2002 Omnibus Incentive Plan which have not vested as of January 15, 2004 (the “Options”), and you release the Company from any and all claims with respect to the Options.

7.	Your accounts in the Savings Plan of American Standard Inc. and Participating Subsidiary Companies and in the American-Standard Employee Stock Ownership Plan (the “ESOP”) are fully vested and your rights and interests therein will be governed by their respective terms. Contributions to such accounts will cease as of your Termination Date.

8.	On or about May 1, 2004, you will receive a lump sum payment equal to your accrued, unused vacation time as of your Termination Date.

9.	Your medical, accident and life insurance benefits will be continued through your Termination Date and for two years following your Termination Date, under the same terms and conditions as though you were actively employed, unless and until you acquire at least equal alternative coverage.

10.	The Company will reimburse you for all reasonable bills that you receive and submit for financial planning, tax return preparation and audit for one year following your Termination Date, in accordance with the same procedures for such reimbursement as are now in effect and applicable to executive officers of the Company, up to an aggregate maximum of $10,000.

11.	The Company shall provide a written reference letter. All verbal references will be entirely consistent with this written reference.

12.	Release of Claims Against American Standard Inc. In exchange for those benefits provided herein to which you would not otherwise be entitled you hereby waive, release and forever discharge American Standard Companies Inc., American Standard Inc., its subsidiaries, successors, predecessors and assigns, its employees, agents, directors, officers and stockholders, past and present, from any and all claims of any nature whatsoever you have arising out of or in any way related to your employment and termination of employment, known or unknown, including, but not limited to, any claims arising under the Federal Age Discrimination in Employment Act (“ADEA”), Americans with Disabilities Act (“ADA”), Title VII of the Federal Civil Rights Act, The Civil Rights Act of 1991, or any other Federal, State or Local Statutes or Common Law concerning employment, and you agree to bring no action, suit or other proceedings in connection hereunder. The Company hereby waives, releases and forever discharges you from any and all claims of any nature whatsoever its has arising out of or in any way related to your employment or your termination of employment. This Section and the release hereunder shall not apply to claims arising under ADEA after your execution of this Agreement and Release. Except as may be expressly varied herein, any rights to benefits under American Standard sponsored benefit plans are governed exclusively by the written Plan documents.

13.	For a period of fifteen months after your Termination Date, you shall not, directly or indirectly, engage in or have any ownership interest or financial participation in (other than an ownership interest of not more than five percent of the outstanding shares of capital stock of any corporation), or be employed by, or offer services to, the businesses set forth on Schedule I (“Competitors”), or become involved, affiliated or provide assistance with any Competitors as an executive, shareholder, director, officer, agent, partner, member, investor, employee, consultant, independent contractor, joint venturer, or otherwise (other than an ownership interest of not more than five percent of the outstanding shares of capital stock of any corporation).

14.	You agree that for a period of fifteen months following your Termination Date, you shall not solicit any employee of the Company or its affiliates to terminate his or her employment.

15.	You shall not disclose to any other employer or person any trade secrets or any proprietary, confidential or privileged information or materials pertaining to the Company or its affiliates, including (without limitation) any information concerning the management, business operations, financial conditions, capital and credit arrangements or any projections, forecasts or plans with respect to any of the foregoing (“Confidential Information”); provided that you have the right to disclose Confidential Information in response to a governmental inquiry, including a governmental tax audit or a judicial subpoena. Confidential Information shall not include any data or information that has been disclosed voluntarily to the public by the Company, or that has been independently disclosed by others, or that otherwise enters the public domain at any time through no fault of yours.

The American Standard Inc. and Subsidiaries Agreement Concerning Inventions and Proprietary Information, is incorporated by reference as if set forth fully herein and as such, you continue to be bound by all of its provisions.

In accordance with reasonable ethical and professional standards, you will refrain from taking actions or making statements, written or oral, which disparage or defame the good will or reputation of the Company, its directors, officers, executives and employees of which could adversely affect the morale of other employees.

In accordance with reasonable ethical and professional standards, the Company’s Officers and Directors will refrain from taking actions or making statements, written or oral, which disparage or defame your reputation.

16.	a)	You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. The Company agrees to pay all reasonable expenses and other costs related to such assistance and cooperation.

	b)	You will promptly notify the Company if you receive any requests for information regarding the Company from (i) any member of the press, (ii) in connection with any litigation or claims described in Section 16(a), or (iii) any third party regarding any Confidential Information. For a period of fifteen months after your Date of Termination, you will also notify the Company if you become aware of any material potential claims against the Company.

	c)	You will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representative without either the Company’s written permission or being required to provide information pursuant to legal process.

	d)	If required by law to provide sworn testimony regarding any Company-related matter, you will consult with and have Company-designated legal counsel present for such testimony.

	e)	The Company will be responsible for the costs of such designated counsel and you will bear no cost for same and also be responsible for any other reasonable costs incurred by you in connection with any litigation, claim or investigation regarding the Company.

	f)	You will confine your testimony to items about which you have knowledge rather than speculation, unless otherwise directed by legal process.

	g)	You will cooperate with the Company’s attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

Nothing in sentences c-g of the above paragraph is intended to apply to governmental or judicial investigations; provided, however, the Company will reimburse you for legal expenses if you are compelled to appear in a government or judicial investigation.

17.	Severability; Entire Agreement; No Oral Modification; No Waivers

Should any of the provisions of this Agreement and Release be determined to be invalid by a court of competent jurisdiction, the parties agree that this shall not affect the enforceability of the other provisions in good faith to effectuate its or their purpose and to confirm the provision or provisions to law. This Agreement and

Release constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Agreement and Release, and all provisions contained in it, shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns. This Agreement and Release may be amended or modified only by an agreement in writing signed by you and the Company and no amendments or modifications are contemplated at this time. The failure by the Company or you to declare a breach or otherwise to assert its rights under this Agreement and Release or American Standard Sponsored benefit plans shall not be construed as a waiver of any right the Company or your, as applicable, have under this Agreement and Release or under any Company sponsored benefit plans. Your obligations under Sections 13 — 16 of this Agreement and Release shall not apply in the event the Company materially breaches this Agreement and Release or becomes bankrupt

18.	Acknowledgements and Certifications

You acknowledge and certify that you:

a.	have read and understand all of the terms of this Agreement and Release and do not rely on any representation or statement, written or oral, not set forth in the Agreement and Release.

b.	have had a reasonable period of time to consider this Agreement and Release;

c.	are signing this Agreement and Release knowingly and voluntarily;

d.	have been advised to consult with an attorney before signing this Agreement and Release;

e.	have the right to consider the terms of this Agreement and Release for 21 days and if you take fewer than 21 days to review this Agreement and Release, you hereby waive any and all rights to the balance of the 21 day review period; and

f.	have the right to revoke this Agreement and Release within seven consecutive calendar days after signing and dating it, by providing written notice of revocation to J. Paul McGrath, Senior Vice President, General Counsel and Secretary, American Standard Companies Inc. If you revoke this Agreement and Release during this seven-day period, it becomes null and void in its entirety. If you do not revoke this Agreement and Release, after such seven days, it becomes final.

19.	If the Company reasonably, non-discriminatorily, non-capriciously and non-arbitrarily, determines that you have materially violated any of your material obligations under this Agreement and Release, then the Company will notify you in writing of this violation and the Company may, at its option, terminate the Salary and Benefit Continuation and any other benefits hereunder to which you were not otherwise entitled. Prior to doing so, however, you and the Company must discuss and attempt to reach an agreement, including granting you a period of 30 days to cure an alleged violation. In the event that agreement cannot be reached or you fail to cure the alleged violation during the 30-day period, the determination of whether you have materially violated your material obligations under this Agreement and Release, and, in the event it is determined that you have materially violated your material obligations under this Agreement and Release, the remedy therefor, shall be settled exclusively through binding arbitration in accordance with the then applicable rules of the American Arbitration Association, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof. Any arbitration shall be conducted in [Piscataway, New Jersey] or such other location as mutually agreed by the parties. The arbitration provisions of this section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The prevailing party shall be entitled to recover his legal fees and expenses incurred in accordance with this Section, or in accordance with applicable law if it provides for a greater recovery.

20.	The current policy which provides coverage for current and former Officers and Directors will apply to you.

21.	Any amounts payable hereunder or benefits to be provided hereunder shall be payable to your beneficiary in the event of your death prior to the payments being made or benefits being provided. Medical, accident and life insurance benefits will be continued for your spouse and dependents after your death for the period described in Section 9.

22.	Your obligations and the obligations of the Company as set forth in this Agreement and Release will survive indefinitely.

[REST OF PAGE INTENTIONALLY BLANK]

Understood and Agreed:		Sincerely,
By:	/s/ Marc R. Olivié	/s/ Lawrence Costello

	Marc R. Olivié	Lawrence Costello Senior Vice President, Human Resources
Dated:

By:

Marc R. Olivié
Dated:

SCHEDULE I

     The Bathroom and Kitchen Line of Businesses of the following Companies:

-	Masco
-	Kohler
-	Toto
-	Grohe
-	Roca
-	Sanitec
-	Jacuzzi
-	Crane